Exhibit 99.1

LONE PINE RESOURCES INC. SUITE 2500, 645 7TH AVENUE SW CALGARY, ALBERTA T2P 4G8

News Release

Lone Pine Resources Announces $75 Million Borrowing Base Increase, Third Quarter
Operational Update, Board of Director Changes and Executive Appointment

CALGARY, ALBERTA, September 21, 2011 — Lone Pine Resources Inc. (“Lone Pine” or the “Company”) (NYSE:LPR; TSX:LPR) today announced an increase to the Company’s borrowing base available under its existing syndicated credit facility, an operational update from the third quarter of 2011, certain Board of Director changes and an executive appointment.

Borrowing Base Increase

Lone Pine’s lenders have completed the semi-annual review of Lone Pine’s borrowing base available under its five-year, syndicated credit facility.  Effective September 21, 2011, the borrowing base has been increased from the previously available CDN$350 million to CDN$425 million.  The increase in the borrowing base reflects the successful drilling program the Company has completed in the first half of 2011 and the continued advancement of its Evi light oil play.  The next scheduled borrowing base review will be completed in the spring of 2012.

Operational Update

Peace River Arch — Evi Light Oil Play

To date in the third quarter of 2011, Lone Pine has drilled 12 gross (12 net) horizontal wells at Evi with a 100% success rate, and completed and brought on stream 7 gross (7 net) horizontal wells.  The Company remains encouraged by the initial production rates of the new wells brought on stream as the average initial peak production rates continue to exceed 300 Bbls/d.  Lone Pine is currently completing 6 wells, and plans to run two rigs to drill an additional 13 gross (13 net) horizontal wells prior to year-end 2011.

In the third quarter of 2011, Lone Pine increased its Evi land position by 32% to 65,440 gross and 57,222 net acres through purchases at Crown land sales.  The acquired acreage represents a significant addition to Lone Pine’s existing contiguous land holdings in the Evi field and will extend the Company’s future light oil drilling inventory.

Deep Basin — Nikanassin Resource Play

To date in the third quarter of 2011, Lone Pine has drilled 1 gross (1 net) vertical well, completed 3 gross (2.5 net) vertical wells and brought on stream 2 gross (1.5 net) vertical wells in the Nikanassin resource play in the Narraway/Ojay area.  Lone Pine continues to focus its development activities on de-risking its large land base to validate its Deep Basin Model.  The average performance of these new vertical wells exceeds the program type curve, with an initial 30 day production average rate of 6.2 MMcf/d.

Pointed Mountain — Liard Basin Shale Play

Lone Pine has initiated its first high impact exploratory test well in the Liard Basin at Pointed Mountain in the Northwest Territories in the third quarter of 2011.  The Company expects to see preliminary results from this vertical re-entry of an existing well bore in the fourth quarter of 2011.

Net Sales Volumes and Capital Budget

The following sales volumes and capital budget summary updates the Company’s guidance for the second half of 2011 contained in the Company’s news release dated July 6, 2011, and is subject to all the cautionary statements and limitations described under the caption “Second Half 2011 Guidance” in such news release and under the caption “Forward-Looking Statements” below.

The following information summarizes certain sales volumes for the three months ended June 30, 2011 and for the three months ending September 30, 2011:

	Three Months Ending	Three Months Ended
	September 30, 2011	June 30, 2011
	Estimated	Actual

Average Daily Working Interest Sales Volumes
Oil (Bbls/d)	3,500 - 3,700	3,264
NGLs (Bbls/d)	375 - 400	297
Natural Gas (MMcf/d)	82 - 83	81
Total Daily WI Sales Volumes	105 - 108	102

Average Daily Net Sales Volumes
Oil (Bbls/d)	3,100 - 3,300	2,846
NGLs (Bbls/d)	300 - 325	209
Natural Gas (MMcf/d)	77 - 78	76
Total Daily Net Sales Volumes	97 - 100	95

Lone Pine expects third quarter of 2011 average net sales volumes to range from 97 - 100 MMcfe/d (105 - 108 MMcfe/d working interest), which represents a 4% increase over levels achieved in the second quarter of 2011 and includes an increase in net liquids weighting from 19% in the second quarter of 2011 to 22% in the third quarter. Lone Pine remains on track to meet its previously announced second half of 2011 net sales volumes guidance of 98 — 102 MMcfe/d (108 — 112 MMcfe/d working interest).  Based on field estimates, Lone Pine estimates its current net sales volumes to be 100 MMcfe/d (109 MMcfe/d working interest).

Based on successful Crown land sale purchases at Evi in the third quarter of 2011, Lone Pine has increased its previously announced 2011 exploration and development capital budget to US$237— US$247 million, which includes the spending of US$130 — US$140 million in the second half of 2011.

Spin-Off from Forest Oil Corporation

Forest Oil Corporation (“Forest”) (NYSE:FST) has previously announced that its Board of Directors has declared a special stock dividend to its shareholders of 70,000,000 shares of common stock of Lone Pine currently owned by Forest, representing approximately 82% of the outstanding shares of Lone Pine common stock (the “Distribution”).  The Distribution will be made on September 30, 2011 to all Forest shareholders of record as of the close of business on September 16, 2011.  Forest has announced a final distribution ratio for the special stock dividend of 0.61248511 of a share of Lone Pine common stock for every share of Forest common stock held.

The transition services agreement between Forest and Lone Pine, pursuant to which Forest provides certain administrative services to Lone Pine, will remain in effect until December 1, 2011.

Board of Director Changes

Lone Pine announces that on September 20, 2011, H. Craig Clark, President & Chief Executive Officer of Forest and a director of Lone Pine since February 2011, tendered his resignation from the Board of Directors of Lone Pine (the “Board”), effective on September 30, 2011, contingent on completion of the Distribution.

Lone Pine is pleased to announce the following appointments to its Board, effective on September 30, 2011, contingent on completion of the Distribution.

Donald McKenzie will join the Board and will serve as the Chairman of the Compensation Committee and as a member of the Nominating & Governance Committee.  Mr. McKenzie served as President and Chief Executive Officer of M-I SWACO, a subsidiary of Smith International (“Smith”), from January 2006 to December 2009 and as advisor to the Chief Executive Officer, President and Chief Operating Officer of Smith from January 2010 to September 2010.  Prior to 2006, Mr. McKenzie served as regional Vice-President, Europe & Africa, for Smith and held other senior positions with the Smith group of companies. From March 2008 to September 2010, Mr. McKenzie served on the board of directors of CE Franklin

Ltd. Mr. McKenzie is a member of the Society of Petroleum Engineers, the International Association of Drilling Contractors, and the Institute of Corporate Directors.

Rob Wonnacott will join the Board and will serve as a member of the Audit and Reserves Committee.  Mr. Wonnacott served as the Chief Financial Officer of Grizzly Oil Sands ULC, a privately owned bitumen development company, from January 2011 to June 2011.  Mr. Wonnacott held various senior positions at National Bank Financial Inc. from 2001 to 2009, including Managing Director and Vice Chairman of Corporate and Investment Banking, and was responsible for the investment banking practice in the oil and gas and utilities sectors.  From 1991 to 2001, Mr. Wonnacott held various investment banking positions, including Managing Direcctor, with BMO Nesbitt Burns Inc.  Mr. Wonnacott received a Bachelor of Science Degree in Civil Engineering from Queens University and a Master of Business Administration Degree from the University of Western Ontario.

Executive Appointment

Lone Pine is pleased to announce the appointment of Charles R. Kraus as Vice President, General Counsel and Corporate Secretary. Mr. Kraus is a U.S. and Canadian qualified lawyer and joins Lone Pine after 10 years in private practice in the United States and Canada. Mr. Kraus was most recently with Stikeman Elliott LLP as a member of the firm’s securities group, where he focused on cross border and international capital markets transactions, mergers and acquisitions, joint ventures and corporate governance. Mr. Kraus holds a Juris Doctorate from Hamline University School of Law (magna cum laude) and is a member of the bars of Alberta, Washington and Minnesota.

Forward-Looking Statements

This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and Canadian securities laws. All statements, other than statements of historical facts, that address activities that Lone Pine assumes, plans, expects, believes, projects, estimates or anticipates (and other similar expressions) will, should or may occur in the future are forward-looking statements. The forward-looking statements provided in this press release are based on management’s current belief, based on currently available information, as to the outcome and timing of future events. Lone Pine cautions that statements relating to the spin-off by Forest of Lone Pine, future natural gas and liquids production, revenues, cash flows, liquidity, plans for future operations, expenses, outlook for oil and natural gas prices, timing of capital expenditures, and other forward-looking statements relating to Lone Pine are subject to all of the risks and uncertainties normally incident to their exploration for and development and production and sale of oil and gas.

These risks relating to Lone Pine include, but are not limited to, oil and natural gas price volatility, its access to cash flows and other sources of liquidity to fund its capital expenditures, its level of indebtedness, its ability to replace production, the impact of the current financial and economic environment on its business and financial condition, a lack of availability of, or increase in costs relating to, goods and services, environmental risks, drilling and other operating risks, regulatory changes, the uncertainty inherent in estimating future oil and gas production or reserves, and other risks as described in the registration statement that Lone Pine filed with the SEC and the final prospectus dated May 25, 2011 that Lone Pine filed with the SEC and Canadian securities regulators, and in the Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other reports that Lone Pine files with the SEC and with Canadian securities regulators.  Any of these factors could cause Lone Pine’s actual results and plans to differ materially from those in the forward-looking statements.

Units of Equivalency

This news release presents certain production-related information on a “gas equivalent” basis with oil and NGL quantities converted to Mcfe (thousand cubic feet of gas equivalent) at a ratio of one barrel (Bbl) of oil and NGLs to six thousand cubic feet (Mcf) of gas.  Units of equivalency such as Mcfe may be misleading, particularly if used in isolation.  An Mcfe conversion ratio of one Bbl of crude oil or NGLs to six Mcf is based on an energy equivalency conversion method primarily applicable at the burner tip and does not represent a value equivalency at the wellhead. Although these conversion factors are industry accepted norms, they are not reflective of price or market value differentials between product types.

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Lone Pine Resources Inc. is engaged in the exploration and development of natural gas and liquids in Canada.  Lone Pine’s principal reserves, producing properties, and exploration prospects are located in Canada in the provinces of Alberta, British Columbia, and Quebec and the Northwest Territories.

For further information please contact:

David Anderson

President & Chief Executive Officer

Tel.: (403) 292-8000

Ed Bereznicki

Executive Vice President & Chief Financial Officer

Tel.: (403) 292-8000